AIRCRAFT LEASE OPTION AGREEMENT

THIS AIRCRAFT LEASE OPTION AGREEMENT (the “Agreement”) is made as of May 18, 2010, by and between Tactical Air Defense Services, Inc., a Nevada corporation whose registered business address is 123 W. Nye Lane, Carson City, Nevada 89706 (hereinafter known as “TADS”), and Air Support Systems, LLC, a Delaware company whose registered address is 113 Barksdale Professional Center, Delaware 19711 (hereinafter known as “ASS”).  Both TADS and ASS are also referred to as the “Parties”.

RECITALS

WHEREAS;

1.	ASS is the owner of two ILyushin IL-78 aircraft (hereinafter the “IL-78 Aircraft”) currently undergoing preparation for operation at their facility in Ukraine; and

2.
ASS can additionally offer for lease two ILyushin IL-76 aircraft (hereinafter the “IL-76 Aircraft, and, together with the IL-78 Aircraft, hereinafter the “ILyushin Aircraft”) outfitted to the operational specifications of TADS (and

3.
TADS is in the business of operating aircraft and providing air support services including air-to-air refueling services, aerial fire-fighting services, and oil-spill containment services, to various United States and foreign militaries, and other federal and state agencies; and

4.
TADS desires an option (the “Option”) to lease from ASS the ILyushin Aircraft and ASS desires give an option to lease to TADS the ILyushin Aircraft, for the business of TADS, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the PARTIES agree as follows:

AGREEMENT

1.	Definitions

Unless defined elsewhere herein, or the context otherwise requires, capitalized terms used herein shall have the following meanings:

a.	“FAA” refers to the Federal Aviation Administration.

b.
“FLIGHT HOURS” shall mean any time the ILyushin Aircraft are operated (calculated in tenths of hours) in performance of a Mission (as defined below) under a Contract (as defined below), measured from “Chocks to Chocks” (engine start to engine shutdown as measured by the engine Hobbs meter).  Flight Hours as used herein shall not include ferry flights not funded by the customer, post maintenance check flights, or initial pilot proficiency or certification flights. “MISSION” shall mean any tasking for the ILyushin Aircraft for which Flight Hours are anticipated.

c.	“CONTRACT” shall mean a Contract entered into by TADS with a customer for the use of the ILyushin Aircraft in the business of utilization.

d.	“INSPECTIONS” shall mean those activities required of the FAA Approved Inspection Program.

e.
“MAINTENANCE” (as distinguished from “Inspections”) shall be any work performed to ready the ILyushin Aircraft for flying operations, including servicing or correction of defects identified in the course of operations, and/or necessary parts replacements.

2.	Parties’ Obligations and Responsibilities

Upon exercise of the Option, TADS shall provide:

a.	Contracts for utilization of the ILyushin Aircraft.

b.	Pilots for execution of Contract Missions.

c.	Ground support equipment as required for Contract operations.

d.	Maintenance personnel necessary to maintain the ILyushin Aircraft in airworthy condition.

e.
Certification compliance of pilots to be employed by TADS for operation of the ILyushin Aircraft, and safety program to operate the ILyushin Aircraft in compliance with FAA requirements if operated within the United States, and in compliance with the requirements of the regulatory agency of the country within which the ILyushin Aircraft operate.

f.	SME/technicians/administration, personnel, and experts/technicians/administration personnel to perform duties for any applicable Contract requirements.

g.	Aircraft insurance equal to no less than the appraised value of any such ILyushin Aircraft under lease by TADS.

ASS Shall Provide:

a.	The ILyushin Aircraft in certified airworthy condition.

b.	All maintenance manuals, books, logs, airworthiness certificates, and registration cards.

3.	Term of Option and Lease and Terms of Use:

a.	The Option to enter into an exclusive lease agreement (a “Lease Agreement”) with ASS to lease ILyushin Aircraft shall expire one (1) year from the date of execution of this Agreement.

b.	Upon exercise, either partial or in its entirety, by TADS of the Option, TADS and ASS shall execute a Lease Agreement for the lease of any such ILyushin Aircraft.

c.	Upon execution of a Lease Agreement, ASS shall have up to ninety (90) days to prepare the respective ILyushin Aircraft for delivery to TADS under the terms of this Agreement;

d.
The term of the Lease Agreement between TADS and ASS shall be one (1) year with two (2) follow-on options of one (1) year each. The follow-on options shall automatically renew, unless notice is given by either party to this Agreement in writing, no later than ninety (90) days prior to the end of the respective lease term.  In the event of a payment or insurance default, or any other material default by TADS, ASS shall provide written notice of default to TADS, and TADS shall have thirty (30) days to cure such default.  Thereafter, if such default remains uncured, ASS shall have the right to terminate the Lease Agreement within ten (10) days of receipt by TADS of such notice of termination.  Notwithstanding the above, should ASS receive a bonafide offer to sell any of the ILyushin Aircraft, not subject at the time to an exclusive Lease Agreement, to a third-party purchaser, TADS shall have the first-right-of-refusal to purchase said aircraft under terms equivalent to the terms of purchase by such third-party purchaser.  In the event that TADS does not exercise its first-right-of-refusal to purchase any such aircraft, and such aircraft is thereafter sold by ASS to said third-party purchaser, such aircraft would thereafter be excluded from the Option without penalty to ASS.

e.	The ILyushin shall be used specifically in support of TADS’ Contracts, which may include TADS Contracts either awarded directly or indirectly to TADS.

d.
The ILyushin Aircraft shall require prior written approval and licenses from the appropriate regulatory agencies of any country where TADS intends to operate the ILyushin Aircraft in support of a Contract Mission, and shall require the prior written agreement of ASS to operate the ILyushin Aircraft in support of any Contract Mission to be operated outside of the United States.

4.	Fees

a.	As consideration for the Option to lease the ILyushin aircraft, TADS shall pay to ASS a one-time, up-front fee of ten million (10,000,000) shares of its Common Stock.

b.	As consideration for operating the ILyushin Aircraft in connection with a Contract, TADS shall pay to ASS the following fees:

(i)
a fee equal to fifty (50%) percent of the operating profits of any Contract, where operating profits equals the gross cash receipts derived from a Contract minus the direct expenses of operating said Contract; and

(ii)	a fee equal to fifty (50%) percent of the fee paid to TADS in connection with any off-loaded fuel for which TADS is paid in connection with a Contract for air-to-air refueling; and

(iii)
TADS and ASS shall agree upon a minimum monthly, quarterly, or annual fee amount, as the case may be, on a case-by-case basis, relevant to the type and terms of the particular ILyushin Aircraft under lease, the Contract Mission, and the related Contract.

5.	Method and Schedule of Payment

Each payment due to ASS from TADS, shall be mailed by TADS, via U.S. Mail, postage prepaid, or bank electronic transfer, not later than five (5) business days after the date TADS receives payment in connection with a Contract. TADS shall include with each lease payment a statement showing the number of Flight Hours, the gross cash receipts received for the period, and the direct operating expenses related to operating such Contract.

6.	Representations and Covenants

a.	Compliance with Act: ASS certifies that it is a “Citizen of the United States” as defined in Section 101(15) of the Act.

b.
Conforming Use:  TADS shall use the ILyushin Aircraft for the purposes and in the manner for which it was designed consistent with the uses set forth in any application for insurance executed in connection with the ILyushin Aircraft, and abide by and conform to all present and future federal, state, municipal, and other laws, ordinances, orders, rules, and regulations, controlling or affecting the operation, use, or occupancy of the ILyushin Aircraft or the use of any airport premises by the ILyushin Aircraft.

c.
Aircraft Records:  TADS shall maintain or cause to be maintained all flight records, logs, and other materials required to be maintained in respect of the ILyushin Aircraft by the FAA, and shall promptly furnish to ASS such information as may be required to enable ASS to file reports with any governmental agency or authority.

7.	Limitation of Liability

Neither TADS nor ASS shall be liable to the other for any special, indirect, or consequential losses or damages caused by or arising out of performance under this Agreement.  Each Party shall indemnify, defend, and hold harmless the other Party, its officers, employees, and agents, from any claim, liability, damage, or loss for injury to or death of any employee of the indemnifying Party in the performance of this Agreement, unless caused by the gross negligence or intentional misconduct of the indemnified Party, its officers, employees, or agents.

8.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties for the express performance of the provisions contained herein, and supersedes all agreements, representations, proposals, statements, and understandings made prior to the date hereof.  The Parties recognize that other documents may be required to implement this Agreement.

9.	Amendment

This Agreement may be amended, modified, or superseded only by an agreed written instrument executed by the parties, their respective legal representatives, successors, or assigns.

10.	Notice

Any and all notices, consents, demands, or requests required or permitted by this Agreement shall be in writing and, except as otherwise provided in this Agreement, shall be sent postage prepaid, by registered, certified, or overnight mail or courier service, return receipt requested, to the Parties at the herein stated respective addresses. Any notice delivered as stated, including any notice of change of address, shall be deemed given as of five (5) days after mailing if given by mail, or upon personal delivery by courier.

11.	Waiver

The failure of either Party to enforce any applicable provision of this Agreement, or to require at any time performance by any other Party of any provision hereof, shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision.

12.	Severability

If any provision of this Agreement is held to be invalid or unenforceable, the validity of any other provision shall not be affected thereby and such other provisions shall remain in full force and effect.

13.	Force Majeure

Neither Party shall be liable for its inability to perform hereunder in a timely manner if such inability results from causes beyond its control, including but not limited to:  acts of war or other political hostilities, fire embargo, strike, acts of God, or any other circumstances beyond the control of the Party so affected.  As soon as practicable after such causes cease to exist, the affected party shall continue to perform pursuant to this Agreement and the other Party shall accept such performance, at the agreed upon terms set forth herein, modified as necessary for any required schedule adjustment.

14.	Headings

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.	Governing Law

This Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida, without regard to principals of conflicts of laws.

16.	Binding Affect

The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors, and assigns.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Day and Year first above written.

By: Tactical Air Defense Services, Inc.

Alexis C. Korybut, President & CEO

By: Air Support Systems, LLC.

Gary Fears, Managing Member